☐ Pruco Life Insurance Company of New Jersey
☐ The Prudential Insurance Company of America
Both are Prudential companies.
Policy is issued by the company named at the beginning of this application.
PROPOSED INSURED(S): John Doe      POLICY NUMBER (IF KNOWN): XX XXX XXX
1. VARIABLE PRODUCTS OFFERING THE S&P 500® INDEXED ACCOUNT RIDER     D
A.☐    Check this box to elect the S&P 500® Indexed Account Rider.
The election of this rider allows you to select the S&P 500® Indexed Account, now or in the future. This rider may not be available on all variable products.
The S&P 500® Indexed Account is an available allocation option only on policies with this rider. Until you provide revised instructions, as index segments mature, proceeds from each maturing index segment will be allocated to a new segment in the S&P 500® Indexed Account. Other options for allocating proceeds from maturing index segments are available. In order to change your maturing index segment allocation instructions, please use the Request for Reallocations, Directed Payments, and Transfers Form (ORD 84689). For further information regarding the S&P 500® Indexed Account, please see the prospectus supplement for the S&P 500® Indexed Account Rider.
B. OPTIONAL: Designated Transfers
The S&P 500® Indexed Account Rider allows you to specify a dollar amount to be transferred monthly on the transfer date, from the Fixed Rate Option to the S&P 500® Indexed Account. Transfers will continue until the sooner of the following events:
•    You discontinue Designated Transfers, or
•    The number of months you specified has elapsed since the first designated transfer.
Use of this feature requires that at least a portion of your payment allocations in Section 2 be directed to the Fixed Rate Option.
Until you provide revised instructions, as funds become eligible for transfer we will transfer amounts monthly as you indicate below:
Dollar amount of designated transfer: $
Number of months for designated transfer:                 ☐ Unlimited
If the Fixed Rate Option is only sufficient for us to transfer part of your designated transfer amount, then the entire available amount will be transferred. Months where only a partial or no transfer takes place because the Fixed Rate Option is insufficient will count against the number of months elapsed in your instructions.

2. INVESTMENT OPTIONS AND ALLOCATIONS
[I request that net premium payments be allocated to the investment options selected below. Investment allocations must be made in whole numbers and the total allocation must equal 100%.
Investment Option        Code        Allocation    Investment Option        Code        Allocation
[PSF Equity]    [CSTK]    [50]    %     [Fixed Rate Option]    [FXRT]    [50] %
    %         %
    %         %
    %         %
    %         %
    %         %
    %         %
    %         %
    %         %
Total 100%]

ORD 96200-2019 Variable NEW YORK                        A007            [1]

3. ALLOCATED CHARGES
[You may select up to two investment options from which your monthly charges will be deducted.

•	Percentages selected must be whole numbers (for example, 33⅓ is invalid). The sum of all percentages must equal 100%.

•	Indexed accounts may not be selected.

•
If you do not specify an allocation of monthly charges or if there is insufficient money in the selected investment options, charges will be deducted from the remaining investment options using the method described in the prospectus.

Investment Option    Code    Allocation    Investment Option    Code    Allocation
    %        %
Total 100% ]

4. REQUEST FOR DOLLAR COST AVERAGING
[Do you want to participate in dollar cost averaging?* (If Yes, you must complete an enrollment form.) ☐ Yes ☐ No
*Note: Not available on all contracts. We also reserve the right to discontinue the dollar cost averaging feature at any time.]

5. SIGNATURE

•	I believe this contract meets my insurance needs and financial objectives.

•	I acknowledge receipt of a current prospectus for the contract.

•	If I elected the S&P 500® Indexed Account Rider, I acknowledge having received the prospectus supplement.

•	I UNDERSTAND THAT THE CONTRACT’S VALUE AND DEATH BENEFIT MAY VARY DEPENDING ON THE CONTRACT’S INVESTMENT EXPERIENCE. ☐ Yes ☐ No
An illustration of benefits, including death benefits, policy values, and cash surrender values, is available upon request.
This supplement will be attached to and made a part of the policy when issued.
è Signature of Policyowner    X John Doe    5 / 1 / 2019

ORD 96200-2019 Variable NEW YORK                                    [2]